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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:          September 30, 1998
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    FREEMAN        RICHARD          P.
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    (Last)         (First)       (Middle)

    5210 E. Williams Circle, Ste 200
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    (Street)

    Tucson          AZ             85711
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Wavetech International Inc.
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3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)

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4.  Statement for Month/Year

    12/98
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5.  If Amendment,
    Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Vice-President, Investor Relations, Product Development
    -------------------------------------------------------
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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 TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans- 3. Trans-    4. Securities Acquired (A) 5. Amount of    6. Owner-   7. Nature of
   Security      action    action       or Disposed of (D)         Securities      ship        Indirect
   (Instr. 3)    Date      Code         (Instr. 3, 4 and 5)        Beneficially    Form:       Beneficial
                 (Month/   (Instr. 8)                              Owned at        Direct      Owner-
                 Day/      ----------   ------------------------   End of Month    (D) or      ship
                 Year)                            (A) or         (Instr. 3 and 4) Indirect(I) (Instr. 4)
                           Code    V      Amount    (D)    Price                  (Instr. 4)
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
Common Stock    12/06/98    W             20,076     A       (1)    1,207,763 (2)     D
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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   -------------------------
                            Security     Year)       Code      V     (A)         (D)
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6. Date Exer-      7. Title and Amount of   8. Price   9. Number    10.Owner-  11. Nature
   cisable and        Underlying Securities    of         of Deriv-    ship        of
   Expiration         (Instr. 3 and 4)         Deriv-     ative        Form of     Indirect
   Date (Month/                                ative      Securities   Deriv-      Benefi-
   Day/Year)                                   Security   Bene-        ative       cial
   ----------------   ---------------------    (Instr.5)  ficially     Security:   Owner-
   Date     Expira-               Amount or               Owned at     Direct (D)  ship
   Exer-    tion         Title    Number of               End of Month or Indirect (Instr.4)
   cisable  Date                  Shares                  (Instr. 4)   (I)(Instr.4)
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
Explanation of Responses:

(1) These shares were acquired by will.

(2) Total amount includes: 1,007,763 shares held directly by Mr. Freeman and 200,000 options to purchase common shares.

                                /s/ Richard P. Freeman             1/6/99
                           -------------------------------     -----------------
                           **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
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